April 8, 1998



Dear Stockholder:

          On behalf of the Board of Directors, I am pleased to extend to you an invitation to attend the 1998 Annual Meeting of Stockholders of Carson, Inc. (the "Company") to be held on Friday, May 8, 1998 beginning at 9:30 a.m., New York time, at The Horizon Suite, 106th Floor, One World Trade Center, New York, New York 10048.

          The notice of meeting and proxy statement which appear on the following pages contain information about matters which are to be considered at the meeting. During the meeting we will also review operating results for the past year and present other information concerning the Company and its subsidiaries. The meeting should be interesting and informative and we hope you will be able to attend.

          Whether or not you attend, it is important that your shares be voted at this meeting. In order to ensure that your shares are voted, please complete, date, sign and return the enclosed proxy in the enclosed postage-paid envelope at your earliest convenience. If you attend the meeting in person, you may withdraw your proxy and vote your stock if you desire to do so. Every stockholder's vote is important, whether you own a few shares or many.

Sincerely yours,


/S/ Roy Keith
Roy Keith
Chairman and Chief Executive Officer




Carson, Inc., 64 Ross Road, Savannah Industrial Park, Savannah, Georgia 31405

                    Notice of Annual Meeting of Stockholders
                             to be held May 8, 1998


To the Holders of Common Stock of
CARSON, INC.:

         The Annual Meeting of Stockholders of Carson, Inc. will be held at The Horizon Suite, 106th Floor, Windows on the World, One World Trade Center, New York, New York 10048 at 9:30 A.M., New York time on Friday, May 8, 1998, for the following purposes:

(1) To elect three directors of the Company, each to serve for a term of three years;
(2) To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for 1998; and

(3)  To transact such other business as may properly come before the meeting.

         These matters are more fully discussed in the accompanying proxy statement.

         The close of business on March 27, 1998 has been fixed as the date for determining the stockholders who are entitled to notice of and to vote at the annual meeting. All stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date, sign, and return the enclosed form of proxy in the accompanying envelope.

         The Annual Meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

                       By Order of the Board of Directors


                       /S/ Roy Keith
                       Roy Keith
                       Chairman of the Board & Chief
                       Executive Officer


New York, New York
April 8, 1998

                                 PROXY STATEMENT
                                       OF
                                  CARSON, INC.
                                  64 Ross Road
                            Savannah Industrial Park
                             Savannah, Georgia 31405


                                TABLE OF CONTENTS
                                                                            Page

GENERAL........................................................................1
Solicitation of Proxies; Vote Required.........................................1
Principal Stockholders and Management Ownership................................2
Compliance with Section 16(a) of the Exchange Act..............................4

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................5

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS.......................................9
Nominees For Three-Year Terms Expiring in 2001.................................9
Directors Continuing in Office Until 1999.....................................10
Directors Continuing in Office Until 2000.....................................11

PROPOSAL NUMBER 2:  RATIFICATION OF AUDITORS..................................12

OTHER BUSINESS................................................................12

INFORMATION REGARDING DIRECTORS,  NOMINEES AND EXECUTIVE
         OFFICERS.............................................................13
         Executive Officers...................................................13
         Meetings and Committees of the Board of Directors....................13

COMPENSATION AND OTHER TRANSACTIONS WITH EXECUTIVE OFFICERS
         AND DIRECTORS........................................................15
         Executive Officer Compensation.......................................15
         Option Grants in Last Fiscal Year....................................16
         Option/SAR Exercises and Holdings....................................16
         Long Term Incentive Plans............................................16
         Employment Agreements................................................17
         Compensation of Directors............................................19
         Compensation Committee Report on Executive Compensation..............20

PERFORMANCE GRAPH.............................................................24

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING.................................25

MISCELLANEOUS INFORMATION.....................................................25

                                     GENERAL

Solicitation of Proxies; Vote Required

         The Board of Directors (the "Board") of Carson, Inc. (the "Company") solicits your proxy in connection with the Annual Meeting of Stockholders to be held at The Horizon Suite, 106th Floor, Windows on the World, One World Trade Center, New York, New York 10048 at 9:30 A.M., New York time on Friday, May 8, 1998, and at any adjournment of such meeting (the "Annual Meeting"). Roy Keith and John P. Brown, Jr. are named as proxies in the proxy card enclosed with this proxy statement and have been designated as proxies by the Board of Directors. This proxy statement, the proxy card and the Company's 1997 Annual Report are first being mailed to stockholders on or about April 8, 1998.

         Each stockholder of record at the close of business on March 27, 1998 (the "Record Date") is entitled to (i) one vote for each share of Class A common stock, par value $.01 per share, of the Company (the "Class A Common Stock") and
(ii) ten votes for each share of Class C common stock, par value $.01 per share, of the Company (the "Class C Common Stock", together with the Class A Common Stock, the "Voting Stock") held on that date upon each matter to be voted on by the stockholders at the Annual Meeting. Holders of Class A Common Stock and Class C Common Stock will vote together upon each matter to be voted on at the Annual Meeting as a single class. At the close of business on the Record Date, there were 5,033,248 shares of Class A Common Stock outstanding and 8,127,937 shares of Class C Common Stock outstanding. There is no cumulative voting of Voting Stock.

         A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, a plurality of the shares represented at the Annual Meeting and entitled to vote is required for the election of directors and a majority of the shares represented at the Annual Meeting and entitled to vote is required for the ratification of independent auditors. Abstentions are considered as shares present and entitled to vote and therefore have no legal effect with respect to the election of directors and the same legal effect as a vote against other matters presented at the Annual Meeting. Any shares as to which a broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.

         When the enclosed proxy card is returned, properly executed, and in time for the Annual Meeting, the shares represented thereby will be voted at the Annual Meeting. All proxies will be voted in accordance with the instruction set forth on the proxy card, but if proxies which are executed and returned do not specify a vote on the proposals considered, the proxies will be voted FOR the election as directors of the individuals nominated by the Board of Directors named below and FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1998. Any stockholder giving a proxy has the right to revoke it at any time before the proxy is voted by giving written notice of revocation to the Secretary of the Company (at the address set forth above), by submitting a properly-executed, subsequently-dated proxy or by voting in person at the Annual Meeting.

Principal Stockholders and Management Ownership

         The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class C Common Stock outstanding as of February 28, 1998 by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Class A Common Stock or Class C Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each of the executive officers whose name appears in the summary compensation table and (iv) all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock indicated as being beneficially owned by them.

                                                Class A Common Stock (a)         Class C Common Stock (a)
Name and Address of
Beneficial Owners
                                                         Number            %                Number               %
                                                                       (In thousands, except footnotes)

DNL Partners Limited Partnership(b)..................       0              0                 6,617             81.4%
c/o Morningside Capital Group L.L.C.
One Morningside Drive, North
Suite 200
Westport, CT 06880

Morgan Guaranty Trust Company(c).....................      24              *                 1,227             15.1%
c/o J.P. Morgan Investment Management
522 Fifth Avenue
New York, NY 10036

Massachusetts Financial Services Co..................      496           9.9%                  0                 0
500 Boylston Street, 15th Floor
Boston, MA 02116

Dresdner Bank AG(d)..................................      746           14.8%                 0                 0
Jurgen-Ponto-Platz 1
60301
Frankfurt, Germany

Leroy Keith(e).......................................       0              0                   0                 0

Joyce M. Roche ......................................       1              *                  119              1.5%

Dennis E. Smith......................................      60            1.2%                  0                 0

Robert W. Pierce (f).................................      50            1.0%                  0                 0

Miriam Muley.........................................       0              0                  59                 *

Lawrence E. Bathgate, II(g)(h).......................       0              *                  199              1.5%

Jack Kemp(h).........................................       0              0                  59                 0

John L. Sabre(h).....................................       0              *                   0                 0

Vincent A. Wasik(b)(h)...............................       4              *                 6,617             81.4%

Melvyn J. Estrin(g)(h)...............................       0              *                  12                 *

Abbey J. Butler(g)(h)................................       0              *                  12                 *

James L. Hudson(g)(h)................................       0              *                  12                 *

Suzanne de Passe(h)..................................       0              *                  12                 *

All Directors and Officers as a Group (14 persons)...      115           2.2%                6,899             85.4%


---------------

*    Less than 1%.
(a) Based on 5,033,248 and 8,127,937 outstanding shares of Class A Common Stock and Class C Common Stock, respectively. Ownership of Class B Common Stock (which is non-voting stock convertible into voting stock upon transfer in certain circumstances) is not reflected. Each share of Class C Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. Stockholders are entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class C Common Stock. Calculation of percentage of beneficial ownership assumes the exercise of all options and warrants exercisable within 60 days of the date hereof only by the respective named stockholder.
(b) Amounts shown represent the aggregate number of shares beneficially owned by DNL Partners Limited Partnership ("DNL Partners") including 818,640 shares subject to a Voting Trust Agreement dated August 23, 1995. Pursuant to the Voting Trust Agreement, DNL Partners was granted full power and authorization to vote the shares of the members of the DNL Partners Limited Partnership Voting Trust (the "Voting Trust"), including Dr. Keith., on all matters. Mr. Wasik has a 99% ownership interest in the general partner of DNL Partners, DNL Group L.L.C., and therefore is deemed to have voting and dispositive control as to the shares held by DNL Partners and the Voting Trust. Messrs. Wasik, Bathgate, Butler, Estrin and Hudson, who serve as directors of the Company, are, or have interests in, limited partners of DNL Partners, including in the case of Messrs. Wasik and Bathgate, ownership interests in Morningside Capital Group L.L.C., one of the limited partners in DNL Partners. As reported on Schedule 13D dated January 7, 1998 and Schedule 13G dated January 8, 1998, both filed jointly by M&A Investments, Inc. ("M&A") and NII Health Care Corporation ("NIIHCC"), M&A holds an approximately 14% limited partnership interest in DNL Partners which it acquired before the Company became a reporting company under the Exchange Act. Pursuant to a letter agreement between M&A and DNL Group L.L.C. (filed as an exhibit to such Schedule 13D), M&A may request the distribution to M&A of Class C Common Stock in an amount representing the constructive interest in the Company then held by M&A through its interest in DNL Partners. According to such Schedules 13D and G, as of December 31, 1997, such distribution would have resulted in the beneficial ownership by M&A of approximately 1,323,107 shares of Class C Common Stock. As reported in such Schedules D and G, NIIHCC beneficially owns 272,000 shares of Class A Common Stock.
(c) As reported on Schedule 13G/A dated December 31, 1997 filed by J.P. Morgan & Co., Incorporated, as parent holding company. Includes Morgan Guaranty Trust Company, as Trustee of a Commingled Pension Fund-Multi-Market Special Investment Fund II, Multi-Market Special Investment Trust Fund of Morgan Guaranty Company of New York and Morgan Guaranty Trust Company New York as Investment Manager and Agent for the Alfred P. Sloan Foundation Multi-Market Account.
(d) As reported on Schedule 13G/A dated February 11, 1998 filed by Dresdner Bank, AG as parent holding company, and as reported on Schedule 13G/A dated February 11, 1998 filed collectively by Dresdner RCM Global Investors LLC ("Dresdner RCM"), RCM Limited L.P. and RCM General Corporation. Includes 746,900 shares acquired by Dresdner RCM, a wholly-owned subsidiary of Dresdner Bank AG, on behalf of client discretionary investment advisory accounts as to which RCM Capital has sole dispositive power (and as to 578,900 of which it has sole voting power).
(e) Excludes 341,100 shares held by the Voting Trust. See Note (b). In addition, Dr. Keith owns 100 shares of Class A Common Stock.
(f) Includes 50,000 shares of Class A Common Stock underlying currently exercisable stock options. Excludes 2,000 shares of Class A Common Stock held by Mr. Pierce's children as to which Mr. Pierce disclaims beneficial ownership.
(g) These directors are, or have direct or indirect interests in, limited partners of DNL Partners. See Note (b). Excludes 1,000 shares of Class A Common Stock held by Mr. Bathgate's children as to which Mr. Bathgate disclaims beneficial ownership.
(h) Does not include 2,710 restricted shares of Class A Common Stock awarded under the 1996 Non-Employee Director Equity Incentive Program (the "Outside Directors Program") on May 9, 1997. 903, 903 and 904 shares become vested on May 7, 1998, May 9, 1999 and May 9, 2000, respectively.

Compliance with Section 16(a) of the Exchange Act


         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the directors, executive officers and persons who own beneficially more than 10% of certain equity securities of the Company to file reports of ownership with the Commission. Copies of all such reports are required to be furnished to the Company. Based on the reports received by the Company (and on written representations from the reporting persons), the Company believes that certain of the Company's directors, officers and 10% beneficial owners of its Class A Common Stock did not file on a timely basis the required Forms 4 or 5 at the time that such forms were due, as follows: Joyce M Roche, Form 4 with respect to one transaction not filed on a timely basis; Dennis E. Smith, Form 4 with respect to one transaction not filed on a timely basis; and Lawrence E. Bathgate, II, Abbey J. Butler, Melvyn J. Estrin, James L. Hudson, Jack Kemp, Miriam Muley, Suzanne de Passe, John L. Sabre and Vincent A. Wasik, Forms 5 not filed on a timely basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Morningside

         The Company's subsidiary, Carson Products Company ("Carson Products") and Morningside Capital Group, L.L.C. ("Morningside") entered into a Management Assistance Agreement dated August 23, 1995 (as amended, the "Morningside Management Agreement"), pursuant to which Morningside agreed to supply the services of Vincent A. Wasik (a principal member of Morningside) to provide advice and assistance with respect to (i) the formulation of a "strategic direction"; (ii) the formulation of business plans, capital budgets and financial strategies; (iii) the formulation of marketing, sales and operational plans; (iv) the evaluation of investment and acquisition opportunities; and (v) dealings with banks and other lending institutions. Such services are provided for a fee of $350,000 per year, payable on a monthly basis in advance plus reimbursement for out-of-pocket expenses. The Morningside Management Agreement provides that Carson Products will indemnify Morningside, its members, employees and agents, including Mr. Wasik, for all actions, claims, damages and liabilities based upon or arising from the acceptance of or performance of the obligations of Morningside under the Morningside Management Agreement (other than actions resulting from gross negligence, willful misconduct or a material breach of the Morningside Management Agreement by Morningside or Mr. Wasik). The termination date of the Morningside Management Agreement is August 23, 2003; however, the term of the agreement shall continue after such termination date until terminated by not less than 30 days' advance notice by either party.

         Additionally, for the term of the Morningside Management Agreement, Morningside has agreed that neither it nor Mr. Wasik shall directly or indirectly (i) own (other than through the ownership of five percent (5%) or less of any class of securities registered under the Exchange Act), manage, operate, represent, promote, consult for, control or participate in the ownership, operation, acquisition or management of any business manufacturing and/or distributing ethnic hair care products or cosmetics within a 500-mile radius of Carson Products' headquarters, or (ii) solicit (other than on behalf of Carson Products or any of its affiliates), divert or take away the business of any customers of Carson Products or any of its affiliates or any prospective customers of Carson Products or any of its affiliates.

         In connection with the Carson Products acquisition of the Cutex brand (the "Cutex Acquisition") and the acquisition of the Let's Jam brand, Morningside received fees of $520,000 and $125,000, respectively, from the Company for arranging and negotiating the related financing and performing other consulting and financing advisory services and was reimbursed by the Company for certain related expenses Under the Morningside Management Agreement, the Company paid Morningside approximately $40,000 in fiscal 1997 for reimbursement of out-of-pocket expenses. Morningside received a fee of $250,000 relating to the offering of the Company's 10 3/8% Senior Subordinated Notes due 2007 and performing other consulting and financial advisory services. From time to time Morningside may provide additional financial advisory services to the Company, for which Morningside will receive usual and customary compensation.

Bathgate, Wegener & Wolf, P.A.

         Bathgate,  Wegener  & Wolf,  P.A.,  a law firm for  which  Lawrence  E.
Bathgate, II serves as President and Chief Executive Officer, was paid approximately $175,000 for services rendered in connection with the Cutex Acquisition in fiscal 1997.


Credit Agricole Indosuez

         Credit Agricole Indosuez, an affiliate of certain stockholders of the Company, was paid $150,000 in fees in connection with the acquisition of Let's Jam. In connection with a new senior bank facility that includes (i) a $50.0 million term loan, and (ii) a $25.0 million revolving credit facility, Credit Agricole Indosuez acts as agent and a lender and received approximately $1.6 million in fees as well as reimbursement of expenses in connection with its services as agent.


AM Cosmetics

         AM Cosmetics, Inc. ("AM Cosmetics", formerly Morningside AM Acquisition Corp.) entered into a Subscription Agreement dated as of June 26, 1996 (the "Subscription Agreement") with Carson Products, providing for the purchase by Carson Products of 300 shares of cumulative Payment in Kind Preferred Shares (the "PIK Preferred Shares") issued by AM Cosmetics, at a price of $10,000 per share. AM Cosmetics was formed by Morningside on behalf of an investor group to acquire the assets of Arthur Matney Co., Inc. ("Matney"). AM Cosmetics created a wholly-owned operating subsidiary to hold such assets and to continue the operations of Matney as a low-cost manufacturer of cosmetics. AM Cosmetics primarily sells color cosmetics including nail enamel, two of which, Tropez and Black Radiance, are targeted at the African-American consumer. The PIK Preferred Shares are non-voting and are entitled to cumulative dividends payable quarterly in additional PIK Preferred Shares at a rate of 12% per annum. Additionally, the PIK Preferred Shares are subject to redemption in whole at the option of Carson Products on or after July 1, 2005, at the stated value per share (which is $10,000 per share) plus an amount in cash equal to all accrued and unpaid dividends on the PIK Preferred Shares (the "Redemption Price"), and are subject to redemption in whole at any time (or in part from time to time if all dividends accrued and unpaid have been paid for all past dividend periods and full dividends have been paid or declared and the amount set apart for payment for the current dividend period) at the option of AM Cosmetics at the same redemption price.

         Pursuant to the Subscription Agreement, AM Cosmetics agreed on behalf of itself and its wholly-owned subsidiaries that for a period of five years commencing on July 1, 1996, (i) AM Cosmetics would not "contract manufacture" for any other ethnic cosmetics line, (ii) AM Cosmetics will agree to produce a cosmetics line for Carson Products as designed and directed by Carson Products, at AM Cosmetics' cost plus a maximum 25% markup, and (iii) AM Cosmetics will agree to provide the necessary research and development for formulations for the ethnic cosmetic product line(s) as determined by Carson Products, at no additional cost to Carson Products.

         Concurrent with its investment in AM Cosmetics, Carson Products entered into a Management Agreement (the "Carson-AM Management Agreement") with AM Cosmetics, pursuant to which Carson Products agreed to manage the business operations of, and provide certain other services to AM Cosmetics. Under the Carson-AM Management Agreement, Carson Products is required to supervise the production of a detailed business plan and budget for AM Cosmetics each year. Once the business plan is approved by AM Cosmetics' Board of Directors, Carson Products will supervise and administer AM Cosmetics within the confines of the business plan, with the approval of AM Cosmetics' board for any material deviations. Currently, in return for the management and other services it provides, Carson Products is entitled to fees equal to 1% of AM Cosmetics' annual base business net sales (excluding acquisitions) subject to a minimum of $500,000 per annum. For the twelve months ended September 30, 1997, the Company received $500,000 in management fees. As of January 1, 1998, this management fee will be reduced to a fixed $250,000 annual fee. The Carson-AM Management Agreement expires on June 26, 2004 unless terminated earlier, or renewed for an additional three-year period at AM Cosmetics' option by giving Carson Products written notice thereof at least 180 days prior to the expiration date. Either party may terminate the AM Management Agreement by providing the other party with written notice, at least 360 days in advance if terminated by Carson Products and 60 days in advance if terminated by AM Cosmetics. Certain members of senior management of the Company devote a portion of their time to assisting the management of AM Cosmetics.

         Pursuant to the Carson-AM Management Agreement, the parties have entered into a manufacturing agreement expiring on May 1, 1999 (the "AM Manufacturing Agreement"). Under the AM Manufacturing Agreement, AM Cosmetics
manufactures   the  Dark  &  Lovely  line  of  cosmetics   and  the  Cutex  nail
enamel/treatments and nail care treatment products in strict accordance with Carson Products' specifications. AM Cosmetics is entitled to a 25% profit margin above all costs, including general administrative costs, on the cosmetics products it produces under the AM Manufacturing Agreement, except for the Cutex products for which the pricing is specified by stock-keeping unit. Carson Products is also liable to AM Cosmetics for costs relating to marketing, research and development of the products covered by the AM Manufacturing Agreement. Carson Products is entitled to reduce or discontinue purchase of a product from AM Cosmetics covered by the AM Manufacturing Agreement, but must compensate AM Cosmetics for all costs and expenses for such reduced or discontinued shipments and reduce or discontinue purchasing the same product from other suppliers in the same proportion. AM Cosmetics may terminate the AM Manufacturing Agreement if Carson Products fails to make payments to it as specified in the AM Manufacturing Agreement and either party may terminate the AM Manufacturing Agreement if the other party remains in default under the AM Manufacturing Agreement's terms 20 days after receiving notice from the non-defaulting party. The AM Manufacturing Agreement does not contain volume requirements for either party and does not provide any options for renewal.

         Carson Products and AM Cosmetics have also entered into a sales and marketing agreement (the "AM Sales/Marketing Agreement") in accordance with the Carson-AM Management Agreement. Under the AM Sales/Marketing Agreement, which expires on September 19, 1999, AM Cosmetics is entitled to a 7.5 percent sales commission on its sales of all Cutex products.

         Vincent A. Wasik, a principal stockholder of the Company, indirectly owns a controlling ownership interest in AM Cosmetics and Dr. Leroy Keith, Chairman and Chief Executive Officer of the Company, has an ownership interest in AM Cosmetics. In addition, Mr. Wasik served as a member of AM Cosmetics' Board of Directors and Dr. Keith served as President and Chief Executive Officer of AM Cosmetics for the twelve months ended December 31, 1997. Currently, Mr. Wasik serves as President and Chief Executive Officer of AM Cosmetics and Dr. Keith serves as a member of AM Cosmetics' Board of Directors. In addition, Lawrence E. Bathgate, II, a director of the Company, serves as a member of AM Cosmetics' Board of Directors and chairman of its executive committee.

                    PROPOSAL NUMBER 1: ELECTION OF DIRECTORS


         The Company's Amended and Restated Certificate of Incorporation and Restated Bylaws provide that the members of the Board shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Company's Board is currently set by the Board pursuant to the Company's Bylaws at eleven. Of this number, three members of the Board have terms expiring, and are nominees for election, at the 1998 Annual Meeting of Stockholders, four members have terms expiring at the 1999 Annual Meeting of Stockholders and four members have terms expiring at the 2000 Annual Meeting of Stockholders.

         Unless instructions to the contrary are given, all proxies received by the Company will be voted for the election of the three individuals named below as nominees for election as directors of the Company to hold office until the 2001 Annual Meeting of Stockholders or until their respective successors are elected and qualified. Each of the nominees has indicated a willingness to serve as a director if elected. Should any nominee not be a candidate at the Annual Meeting, all such proxies so received will be voted in favor of the other nominees and for such substitute nominee (if any) as shall be designated by the Board, or the number of directors may be reduced by the Board.

         The Board recommends that the stockholders vote FOR the three nominees named below.

         Certain information (as of March 1, 1998) concerning each of the three nominees for election as director, and each current director in the classes continuing in office, is set forth below and on the following pages:

Nominees For Three-Year Terms Expiring in 2001

         Joyce M. Roche (age 50) became President, Chief Operating Officer and a Director of the Company in August 1996 and President and Chief Operating Officer of Carson Products effective July 1996. She held the position of Executive Vice President of Global Marketing of Carson Products from August 1995 until July 1996. Before joining Carson Products, Ms. Roche was employed with Avon, Inc. for 19 years where she held the titles of Senior Vice President of Marketing from 1991 to 1993 and Vice President of Global Marketing from 1993 to 1994. Ms. Roche was previously employed by Revlon, where she held the title of Director of Marketing from 1979 to 1981.

         Abbey J. Butler (age 60) became a Director of the Company in August 1996 and of Carson Products in June 1996. Mr. Butler currently serves in the following capacities for the following companies and organizations: Avatex (formerly FoxMeyer Health Corporation), Director from 1990, Co-Chairman of the Board of Directors from 1990, Co-Chief Executive Officer from 1990; NII Health Care Corporation, Co-Chairman of the Board of Directors, Co-Chief Executive Officers; Ben Franklin Retail Stores, Inc., Director from November 1991 to March 1997 and Co-Chairman of the Board of Directors from 1994 to March 1997; C.B.

Equities Capital Corp., President from 1982 and Director from 1982; GrandBanc, Inc., Director from 1994; CST Entertainment Inc., Director from 1994; Imagyn Medical Technology, Inc., Director from 1995; Cyclone Fence Corp., Director from 1995; Phar-Mor, Inc., Director from 1995, Co-Chairman and Co-Chief Executive Officer from 1997; The American University, Trustee from 1986; Starlight Foundation, Director from 1990; Executive Council of the National Committee for the Performing Arts of the John F. Kennedy Center, Director from 1989; and President's Advisory Committee on the Arts, Member from 1992. Mr. Butler is the former Co-Chief Executive Officer of FoxMeyer Drug Company which, along with FoxMeyer Health Corporation and certain other of its subsidiaries and affiliates, including Ben Franklin Retail Stores, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy Code on August 27, 1996.

         Melvyn J.  Estrin  (age 55) became a Director  of the Company in August
1996 and of Carson Products in June 1996. Mr. Estrin currently serves in the following capacities for the following companies: Avatex (formerly FoxMeyer Health Corporation), Director since 1990, Co-Chairman of the Board of Directors from March 1991, Co-Chief Executive Officer from October 1991; Washington Gas Light Company, Director from October 1991; Grand Banc Inc., Director from August 1993; UroHealth Systems, Inc., Director from July 1995; Phar-Mor, Inc., Director from September 1995; Centaur Partners, L.P., Managing Partner from 1990; University Research Corporation, Chief Executive Officer since 1978; and Estrin International, Chairman and Chief Executive Officer since 1983. Mr. Estrin has also served in the following capacities for the following companies and organizations: Ben Franklin Retail Stores, Inc., Co-Chairman of the Board of Directors from November 1991 to March 1997, Co-Chief Executive Officer from 1994 to March 1997, Director from 1991 to March 1997; University of Pennsylvania, Trustee from 1990 to 1995; and Commissioner of the National Capital Planning Commission, appointed by the President, from 1993 to 1995. Mr. Estrin is the former Co-Chief Executive Officer of FoxMeyer Drug Company which, along with FoxMeyer Health Corporation and certain other of its subsidiaries and affiliates, including Ben Franklin Retail Stores, Inc., filed for protection under Chapter 11 of the U.S. Bankruptcy Code on August 27, 1996.

Directors Continuing in Office Until 1999

         Leroy Keith (age 59) became a Director of the Company upon its inception in May 1995, and served as Vice President until August 1996, when he became Chairman and Chief Executive Officer. Dr. Keith became Chairman and Chief Executive Officer of Carson Products concurrent with the Company's acquisition of Aminco, Inc. (the "Aminco Acquisition") in August 1995. He has served as Chairman of the Board of Directors of AM Cosmetics since June 1996. He served on the Board of Directors of Aminco, Inc., from June 1994 to August 1995. Prior to that, he served as President of Morehouse College from 1987 to 1994. Dr. Keith is a member of the Board of Directors of Evergreen Keystone Investment Services, the Mutual Funds Board of Phoenix Home Life Insurance Company, One to One/The National Mentoring Partnership, Inc. and the National Committee for the Performing Arts of the John F.
Kennedy Center.

         Lawrence E. Bathgate, II (age 58) became a Director of the Company upon its inception in May 1995 and of Carson Products in August 1995. He served as Secretary of the Company from May 1995 to August 1996. He also serves as President and Chief Executive Officer of Bathgate, Wegener & Wolf, P.A., a law firm with which he has been affiliated since 1970. Mr.

Bathgate is a founder and principal of Morningside, and has served on the Board of Directors of AM Cosmetics since June 1996. He also serves on the Board of Trustees of Villanova University, the Board of Regents of Seton Hall University and served as Finance Chairman of the Republican National Committee from 1988 to 1992.
         John L. Sabre (age 40) became a Director of the Company in August 1996 and of Carson Products concurrent with the Aminco Acquisition in August 1995. He currently serves as Senior Managing Director at First Dominion Capital. He was previously employed as Managing Director of Indosuez Capital, a position he held from April 1992 to August 1997. Prior to that, Mr. Sabre was a Vice President at Kidder, Peabody & Co. from March 1990 to April 1992.

         Vincent A. Wasik (age 53) became Chairman of the Board of Directors and President of the Company upon its inception in May 1995 and served as such until August 1996. Mr. Wasik continues to serve as a Director of the Company and has been a Director of Carson Products since August 1995. He became a member of the Board of Directors of AM Cosmetics in June 1996 and currently serves as its President and Chief Executive Officer. He is also a founder and serves as President of Morningside. From 1985 to 1995, Mr. Wasik served as President of Fidelco Capital Group. He was also President of Wondercamp Entertainment Company from 1994 to 1995. He served as Chairman and Chief Executive Officer of National Car Rental Systems, Inc. from December 1986 to January 1992. He is also currently a member of the Board of Directors of One to One/The National Mentoring Partnership, Inc., the National Committee for the Performing Arts of the John F. Kennedy Center and the Board of Trustees for Boston College.

Directors Continuing in Office Until 2000

         Dennis E. Smith (age 51) became a director of the Company in December 1995, and Executive Vice President of Sales of the Company in August 1996. Mr. Smith became Executive Vice President of Sales of Carson Products concurrent with the Aminco Acquisition in August 1995. Prior to August 1995, he held the position of Vice President of Sales of Carson Products from 1990 to 1995.

     Suzanne de Passe (age 50) became a Director of the Company in August 1996 and of Carson Products in June 1996. Ms. de Passe has served as Chief Executive Officer of de Passe Entertainment since 1991. She currently serves on the Board of Directors of The American Film Institute and the Los Angeles Opera.

     James L. Hudson (age 58) became a Director of the Company in August 1996 and of Carson Products in June 1996. Mr. Hudson has served as Chairman of JAH Development Company since 1985. Mr. Hudson has served as Chairman of the Board of Trustees of Morehouse College and as a member of the Board of the Metropolitan Washington Airports Authority.

         Jack Kemp (age 61) became a Director of the Company in December 1996, and served as a Director of Carson Products from February 1996 to August 1996, when he resigned to accept the Republican nomination for Vice President of the United States. Mr. Kemp served as Secretary of Housing and Urban Development for the U.S. Government from 1989 to 1992. Mr.

Kemp is also a member of the Board of Directors of Landair, Cyrix Corp., Oracle Corp., Columbus Trust Realty, American Bankers Insurance Corp., and Worldcorp and has served as Co-Director of Empower America since 1993.

                   PROPOSAL NUMBER 2: RATIFICATION OF AUDITORS


         The Board, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche LLP as the Company's independent auditors for the year 1998. Although action by the stockholders in this manner is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

         Therefore, a proposal to ratify the appointment of the firm of Deloitte & Touche LLP as the principal independent auditors of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1998 will be presented to the stockholders at the Annual Meeting. The firm has served as the principal independent auditors for the Company since August 1995. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided.

         If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

         The Board recommends that stockholders vote FOR the proposal.


                                 OTHER BUSINESS

         The directors know of no other matters to be brought before the Annual Meeting. However, if any other proper matters are brought before the Annual Meeting, the persons named as proxies in the enclosed proxy card will vote in accordance with their judgment on such matters.

                        INFORMATION REGARDING DIRECTORS,
                        NOMINEES AND EXECUTIVE OFFICERS

Executive Officers

         The following table shows certain information as of March 1, 1998 concerning each person deemed to be an executive officer of the Company, except those persons also serving as directors. Each executive officer is elected by the Board or the Company's subsidiaries annually and serves at the pleasure of the Board. Except as indicated under "COMPENSATION AND OTHER TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS - Employment Agreements", there are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was elected.


                      Principal Occupation
                      and Business Experience
Name             Age  for the Past Five Years

Miriam Muley     42   Executive Vice President of Marketing of the Company since
                      August 1996 and of Carson Products since July 1996; Vice
                      President of Marketing, Carson Products from April 1996 to
                      July 1996; General Manager,African-American Business Unit,
                      Avon from 1992 to 1996

Robert W. Pierce 55   Executive Vice President and Chief Financial Officer of
                      the Company since May 1997; Executive Vice President,Chief
                      Financial Officer and Treasurer of Maybelline, Inc. from
                      1990 to May 1996


Meetings and Committees of the Board of Directors

                                 Board Meetings

         During the twelve months ended December 31, 1997, there were six meetings held by the Board. During 1997, one meeting of the Audit Committee, two meetings of the Compensation Committee, one meeting of the Stock Plan Committee and four meetings of the Executive Committee were held. In 1997, all of the directors, except for Suzanne de Passe and James L. Hudson, participated in at least 75% of the meetings of the Board and the committees of the Board on which they served.

                                Board Committees

         The Board has four committees - the Audit Committee, the Compensation Committee, the Stock Plan Committee and the Executive Committee of the Board.

         The Audit Committee members are Abbey J. Butler and John L. Sabre. The Audit Committee, among other things, makes recommendations to the Board regarding the independent auditors to be nominated for ratification by stockholders, reviews the services rendered by such auditors and the related fees charged, reviews with such auditors the scope of the annual audit and the results thereof, and makes recommendations to the Board regarding the same, assists the Board in fulfilling its responsibilities relating to the Company's accounting, financial reporting and internal auditing policies and procedures, and assists the Board and makes recommendations with respect to the Company's budgets and long-range financial planning.

         The Compensation Committee members are Abbey J. Butler and John L. Sabre. The Compensation Committee is responsible for all aspects of the Company's executive compensation policies, with the exception of the administration of the Company's 1996 Long-Term Incentive Plan (the "1996 LTIP"). See "COMPENSATION AND OTHER TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS - Compensation Committee Report on Executive Compensation".

     The Stock Plan Committee is responsible for and administers the Company's 1996 LTIP. The Stock Plan Committee members are Abbey J. Butler, Melvyn J. Estrin and Suzanne de Passe, all of whom are non-employee members of the Board.

     The Executive Committee members are Leroy Keith, Lawrence E. Bathgate, Abbey J. Butler, John L. Sabre and Vincent A. Wasik. Mr. Wasik is the Chairman of the Executive Committee. The Executive Committee has the authority to exercise all the powers of the full Board of Directors with respect to the management of the business of the Company, except the power to fill vacancies in the Board and the power to amend the Company's Bylaws.

                       COMPENSATION AND OTHER TRANSACTIONS
                      WITH EXECUTIVE OFFICERS AND DIRECTORS

Executive Officer Compensation

                           Summary Compensation Table

         The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer, the four other most highly compensated current executive officers and one former executive officer (who would have been among the most highly compensated officers) of the Company (the "named executive officers") for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal year ended December 31, 1997, the period from April 1, 1996 to December 31, 1996 and the fiscal year ended March 31, 1996. Effective December 31, 1996 the Company changed its fiscal year end from March 31 to December 31.

                                                                                              Long-term
                                                      Annual Compensation                Compensation Awards
                                                 ----------------------------------   --------------------------
                                                                                                    Securities
                                                                           Other      Restricted    Underlying
                                                                           Annual        Stock        Options
Name and Principal Position     Fiscal Period    Salary($)   Bonus($)   Compensation    Awards     (#) of Shares
---------------------------     -------------    ---------   --------   ------------    ------     -------------

Leroy Keith(a)                1/01/97-12/31/97    385,000                                             50,000
  Chairman of the Board and   4/01/96-12/31/96    199,449     56,875
  Chief Executive Officer     4/01/95-3/31/96     190,816    215,000

Joyce M. Roche(a)             1/01/97-12/31/97    260,000      7,936       29,404(b)                  40,000
  President and Chief         4/01/96-12/31/96    133,516     35,000       11,904(b)
  Operating Officer           4/01/95-3/31/96     117,692     35,000

Robert W. Pierce(a)           1/01/97-12/31/97    165,384     50,000                                 100,000
  Executive Vice President,
  Finance and Chief Financial
  Officer

Dennis E. Smith               1/01/97-12/31/97    202,323      3,968      499,408(b)(c)               37,000
  Executive Vice President,   4/01/96-12/31/96    105,751     83,900        5,952(b)
  Sales                       4/01/95-3/31/96     150,405     75,870       11,500(d)

Miriam Muley(a)               1/01/97-12/31/97    143,012      3,968       26,702(b)                  20,000
  Executive Vice President,   4/01/96-12/31/96    109,136                  26,648(b)(e)
  Marketing

Billy Bradley (f)             1/1/97-12/31/97     193,075                   5,607(e)     15,000(g)   20,000(g)
  Executive Vice President,   4/1/96-12/31/96      31,847                  14,159(e)
  Operations

(a) Dr. Keith and Ms. Roche became executive officers of Carson Products on August 23, 1995 and of the Company on August 14, 1996. Mr. Pierce became an executive officer of Carson Products and the Company on May 9, 1997. Ms. Muley became an executive officer of Carson Products on April 8, 1996 and of the Company on August 14, 1996.
(b) Paid by the Company to cover taxes on imputed interest on certain executive loans entered into in 1996. See "COMPENSATION AND OTHER TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS - Employment Agreements" for a discussion of such executive loans.
(c) Pursuant to his employment agreement and in connection with the Company's initial public offering in October 1996, Mr. Smith was entitled to receive cash in exchange for stock he held in the Company's predecessor. This payment was made in January 1997. See "COMPENSATION AND OTHER TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS - Employment Agreements."
(d) Tuition expenses for certain family members' expenses were paid pursuant to such executive's employment contract. See "COMPENSATION AND OTHER
     TRANSACTIONS   WITH   EXECUTIVE   OFFICERS   AND   DIRECTORS  -  Employment
     Agreements."
(e) Relocation expenses were paid pursuant to such executive's employment contract. See "COMPENSATION AND OTHER TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS - Employment Agreements."
(f) Mr. Bradley resigned from his position at the Company as of December 31, 1997.
(g) Mr. Bradley forfeited his awards upon the termination of his employment with the Company.

Option Grants in Last Fiscal Year

         The following table sets forth information concerning the grant of options to purchase stock to each of the named executive officers during the fiscal year ended December 31, 1997:

                                                                                                              Potential
                                                                                                              Realizable Value at
                                                                                                              Assumed Annual
                                                                                                              Rates of Stock
                                                         Individual Grants                                    Price Appreciation
                                                                                                              for Option Term
                        ------------------- --------------------- --------------------- --------------------- --------------------
                        Number of           Percent of Total
                        Securities          Options Granted to
                        Underlying          Employees in          Exercise or
                        Options Granted     Fiscal Year           Base Price ($/Sh)     Expiration Date       5%  ($)    10%  ($)
Name                    (#)  (a)
---------------         ---------------     ------------------    -----------------     ---------------       -------    ---------
Dr. Leroy Keith         50,000 (a)              18.7%               $12.00              3/26/07               983,500    1,491,500
Joyce M. Roche          40,000 (a)              15.0 %              $12.00              3/26/07               786,800    1,193,200
Dennis E. Smith         37,000 (a)              13.9%               $12.00              3/26/07               727,790    1,103,710
Robert W. Pierce        50,000 (b)              37.5%                $7.50              4/30/07               610,835      972,653
                        50,000 (c)                                   $7.50              4/30/07               610,835      972,653
Miriam Muley            20,000 (a)               7.5%               $12.00              3/26/07               393,400      596,600
Billy Bradley           20,000 (d)               7.5%               $12.00                  (d)                   (d)          (d)

---------------------
(a) Options to purchase one third of such shares of Class A Common Stock vest when the market price per share of the Class A Common Stock reaches $17, $20 and $25, respectively, for any ten consecutive trading days.

(b)  Options to purchase such shares vested as of the date of issue.

(c) Options to purchase one third of such shares of Class A Common Stock vest on each of May 1, 1998, May 1, 1999 and May 1, 2000.

(d) Mr. Bradley forfeited his options upon the termination of his employment with the Company.

Option/SAR Exercises and Holdings

         The options listed in the table above were outstanding at December 31, 1998 and no options or stock appreciation rights (SARs) were exercised by the named executive officers during the fiscal year ended December 31, 1997.

Long Term Incentive Plans

         The options listed in the table above, except in the case of Mr. Pierce, were granted pursuant to the Company's 1996 LTIP. No other long-term incentive awards were granted to the named executive officers during the fiscal year ended December 31, 1997.

         The Company adopted the 1996 LTIP, which is administered by the Stock Plan Committee. The purpose of the 1996 LTIP is to attract, retain and motivate executives and other key individuals who will make significant contributions to the growth and overall success of the Company and its subsidiaries and to align the interests of such executives and individuals with those of the Company's shareholders.

         All salaried employees and consultants of the Company and its subsidiaries are eligible to participate in the 1996 LTIP. The 1996 LTIP authorizes the grant of (i) options to acquire shares of the Class A Common Stock intended to qualify as "incentive stock options" under Section 422 of the Code ("ISOs"), (ii) options to acquire the same that do not, or are not intended to, so qualify, (iii) restricted shares of the Class A Common Stock, subject to specified forfeiture risks (the "Restricted Shares"), (iv) stock appreciation rights ("SARs") based on the Class A Common Stock and payable in cash or in shares of the Class A Common Stock, and (v) performance-based awards, payable in cash or in shares of the Class A Common Stock.

     The 1996 LTIP authorizes 600,000 shares of the Class A Common Stock (equal to approximately 4.2% of the aggregate outstanding shares of Voting Stock) for issuance, subject to adjustment in certain circumstances. No awards may be granted under the 1996 LTIP after December 31, 2006.

         Pursuant to the regulations under Section 16(b) of the Exchange Act, so long as certain conditions are met, an officer receiving an option award may be able to exercise options that are then exercisable and sell the underlying shares of the Class A Common Stock on the same day without incurring liability under such Section 16(b). The ability to exercise options and concurrently sell the Class A Common Stock obtained upon exercise means that officers face no investment risk with respect to the shares subject to options, since they will generally only exercise an option if the market value of the Class A Common Stock is greater than the exercise price of the option.

         ISOs granted to any person who is the beneficial owner of more than 10% of the total combined voting of all classes of stock of the Company will contain special limitation provisions required by Section 422 of the Code. Unless otherwise determined by the Stock Plan Committee, no stock option granted in connection with the 1996 LTIP will be exercisable more than ninety days after the date on which the optionee ceases to perform services for the Company, except that in the event of death, disability or retirement or a termination after a change of control, options may be exercised for up to one year after such event. If, however, an optionee ceases to perform services for the Company, any ISO exercised more than three months following the date the optionee ceases to perform services will be treated as a non-statutory stock option.

         The Stock Plan Committee generally is empowered to interpret the 1996 LTIP, prescribe rules and regulations relating thereto, determine the terms of awards and other agreements, amend them (in certain cases only with the consent of the optionee), determine the individuals to whom awards are to be granted, determine the number of shares subject to each award and the exercise price thereto, and take all actions in connection with the Plan and the awards thereunder as the Stock Plan Committee, in its sole discretion, deems necessary or desirable. In general, the Board may modify, suspend, or terminate the Plan at any time; provided, however, that any change in the 1996 LTIP that may adversely affect an award previously granted under the Plan requires the consent of the adversely affected awardee.

Employment Agreements

     Carson Products has entered into employment agreements with Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce, which agreements contain the terms discussed below (the

"Employment Agreements"). The Employment Agreements for Dr. Keith, Ms. Roche, Mr. Smith and Ms. Muley provide for a term of employment expiring on October 18, 1999. The Employment Agreement for Mr. Pierce provides for a term of employment expiring on May 9, 2000. Under the Employment Agreements, the annual base salary amounts for Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce are $385,000, $260,000, $200,000, $155,000 and $250,000, respectively. In addition to such base salary, the Employment Agreements provide for, among other things: an annual bonus determined under a formula based on specified net revenue growth, net income, earnings per share and/or stock price growth; eligibility in any pension and welfare benefit plans (other than certain profit sharing plans) maintained by Carson Products; a monthly automobile allowance for Dr. Keith, Ms. Roche, Mr. Smith and Mr. Pierce equal to $1,000, $750, $500 and $500, respectively; reimbursement for specified relocation expenses, including without limitation general relocation payments to Dr. Keith, Ms. Muley and Ms. Roche, equal to $50,000, $10,000 and $10,000, respectively; and such other fringe benefits generally provided by Carson Products to its employees.

     Carson Products retains the right to terminate the employment of Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce, and each such executive officer retains the right to resign, at any time for any reason. If Carson Products terminates the employment of any of the executive officers named above for "cause" (as defined in the Employment Agreements) or with "good reason" (as defined in the Employment Agreements), such officers will only be entitled to any unpaid base salary amounts through and including the date of termination. If Carson Products terminates the employment of Dr. Keith, Ms. Roche, Mr. Smith or Ms. Muley without cause, such officer will be entitled to receive severance pay equal to 150% of the officer's base annual salary (200%, in the case of Mr. Smith). If such officer (other than Mr. Smith and Ms. Muley) terminates his or her employment with Carson Products for good reason, the officer will be entitled to receive severance pay equal to 200% of the officer's annual base salary (payable in one lump sum). In the event of "disability," as defined in the Employment Agreements, Carson Products may terminate the employment of Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley or Mr. Pierce and the officer will thereupon be entitled to receive 150% (200%, in the case of Mr. Smith) of the officer's annual base salary (payable in one lump sum).

Pursuant to the Employment Agreements, Ms. Roche, Mr. Smith and Ms. Muley purchased 118,713, 59,357 and 59,357 shares, respectively, of the Class C Common Stock of the Company at a price per share equal to $4.21 in August 1996. The aggregate purchase price for the shares acquired by each officer was paid in the form of a non-interest bearing long-term full recourse promissory note. In connection with such purchase, each officer pledged the shares he or she acquired to the Company to secure payment of the principal amount of the promissory notes. The principal amount of the notes will be due and payable on the earlier to occur of the sale of the shares acquired, termination of employment or the third anniversary of the date of purchase. The officer may prepay the principal amount of his or her promissory note at any time and from time to time.

Pursuant to Dr. Keith's Employment Agreement, the Company issued him 341,100 shares of the Class C Common Stock in August 1995, which represented at the time of issuance 3% of the Company's then outstanding common stock. These shares were issued in consideration for securing the Aminco Acquisition. These shares were transferred immediately after issuance to DNL Partners, as trustee under the Voting Trust.

     The Employment Agreements also provide that Dr. Keith, Ms. Roche, Mr. Smith, Ms. Muley and Mr. Pierce, while employed by Carson Products and in the case of Mr. Smith, Ms. Muley and Mr. Pierce, during the period in which Mr.
Smith,  Ms. Muley or Mr.  Pierce,  respectively,  is receiving  payments of Base
Salary (as defined in the Employment Agreements) from Carson Products (regardless as to whether Mr. Smith, Ms. Muley or Mr. Pierce, respectively, is employed by Carson Products), may not directly or indirectly (i) own, operate, represent, promote, consult for, control or participate in the ownership, operation, acquisition or management of any business manufacturing and/or distributing ethnic hair care products or cosmetics within a 500-mile radius of Carson Products' headquarters, (ii) solicit (other than on behalf of Carson Products or any of its affiliates), divert or take away the business of any customers of Carson Products or any of its affiliates, or any prospective customers of Carson Products or any of its affiliates whose business Carson Products or any of its affiliates actively solicits during such officer's employment with Carson Products, or (iii) solicit or induce any employee of Carson Products or any of its affiliates to terminate such employee's employment with Carson Products or such affiliates.

Compensation of Directors

         During October 1996, the Board and the Company adopted the Outside Directors Program. The Outside Directors Program is designed to attract, retain and motivate individuals who the Company believes are capable of making significant contributions to the Board and the Company generally, and to align their interests with those of the shareholders.

         The Outside Directors Program authorizes the issuance of up to 400,000 shares of the Class A Common Stock, subject to adjustment in certain circumstances. Pursuant to the Outside Directors Program, each non-employee director receives, immediately following each annual meeting of the Company's stockholders (i) a number of shares, subject to certain forfeiture restrictions, of the Class A Common Stock (the "Outside Director Restricted Shares") equal to the quotient resulting when $25,000 is divided by the average fair market value of the Class A Common Stock for the five trading days preceding such annual meeting (the "Trading Period") and (ii) an option to acquire 5,000 shares of the Class A Common Stock with an exercise price equal to the average fair market value of the Class A Common Stock for the Trading Period (the "Outside Director Options").

         The Outside Director Restricted Shares vest and become non-forfeitable as to one-third of the aggregate shares granted on each of the next succeeding three anniversaries of the date of grant of such Restricted Shares. If a non-employee director resigns voluntarily from the Board or is removed therefrom with "cause" (as defined in the Outside Directors Program), the unvested Outside Director Restricted Shares held by such non-employee director will be immediately forfeited and automatically cancelled by the Company.

         The Outside Director Options become exercisable on the first anniversary of the date of grant of any such option and expire on the tenth anniversary of such date (if any such option is not exercised prior thereto by
the  non-employee   director  grantee).   If  a  non-employee  director
resigns voluntarily from the Board or is removed therefrom for cause, the Outside Director Options held by such director, if then unexercisable, will be immediately forfeited by such director and automatically cancelled by the Company or, if then exercisable, must be exercised by such non-employee director within 90 days after any such resignation or removal.

         The Outside Directors Program is administered by a duly appointed committee of the Board of Directors. The committee has the full and final authority to interpret the Outside Directors Program and to adopt and amend such rules and regulations for the administration of the Outside Directors Program as the committee may deem desirable. In addition, the Board has the right to amend or terminate the Outside Directors Program, subject to certain restrictions set forth therein.

Compensation Committee Report on Executive Compensation

         The Company's executive compensation program has as its foundation the following objectives:

1. Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to our stockholders and customers;

2. Providing compensatory programs which serve to facilitate the recruitment, retention and motivation of qualified executives; and

3. Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to the Company's stockholders in both the long-term and the short-term.

         The Company's Compensation Committee consists of Abbey J. Butler and John L. Sabre, both of whom are outside, non-employee members of the Company's Board. The Compensation Committee is responsible for all aspects of the Company's executive compensation policies, other than the administration of the Company's 1996 LTIP. The Company's Stock Plan Committee members are Abbey J. Butler, Melvyn J. Estrin and Suzanne de Passe, non-employee members of the Board. The Stock Plan Committee is responsible for and administers the 1996 LTIP.

  Philosophy and Objectives

         The Company's compensation philosophy and programs are structured to tie executives' total compensation to the overall performance of the Company. A secondary objective of the Company's compensation philosophy is to provide an incentive for executives, and to motivate them to strive for sustainable growth in earnings, market share, operating profits (or EBITDA), industry leadership, global expansion, and shareholder value. In addition, the Company's compensation packages for its executives are designed to attract and retain highly talented managers and leaders for the positions that the Board has deemed essential to the Company's long-term success-defined as five years or longer.

         Each year, the Compensation Committee and Stock Plan Committee will conduct a comprehensive review of the Company's executive compensation programs. The Compensation Committee and Stock Plan Committee may be assisted in these efforts by an independent consultant and/or by the Company's internal staff, who provide these Committees with relevant information and recommendations regarding compensation policies, programs and specific compensation practices. This review is designed to ensure proper programs are in place to enable the Company to achieve its strategic and operating objectives, provide superior value to its stockholders and customers, and to document the Company's relative competitive position.

         To maintain competitive, comprehensive compensation, the Compensation and Stock Plan Committees will review a comparison of the Company's compensation program with those offered by comparable companies within relevant industries. For each component of compensation (as well as total compensation), the Compensation and Stock Plan Committees may seek to ensure that the Company's level of compensation for expected levels of performance approximates the average for executive officers in similar positions at comparable companies. Performance above or below expected levels may be reflected in a corresponding increase or reduction in certain portions of the Company's overall compensation program.

         In accordance with the philosophy described in the preceding paragraphs, the Committees have determined that each executive should receive a portion of her/his compensation in a base salary and a portion should be awarded on the basis of achievements as measured against the targets presented above. In setting and adjusting both base salaries and incentive awards, the Committees may take into consideration comparability indices for executives both within the Company's industrial sector and the prevailing responsibilities for business executives having similar roles and responsibilities in an expanded context.

         The Committees are mindful that, while every effort will be made to recognize and evaluate the performance of the Company's senior management, this process cannot be determined by the exclusive use of a predetermined formula. The Committee, therefore, believes that it must also use judgment and discretion in recognizing and rewarding specific persons whose individual talents and contributions have benefited the Company and its shareholders outside of, or in addition, to the Company's financial performance.

         The Company's executive compensation program includes several components serving long and short-term objectives and taking advantage of several federal income tax incentives which are not directly performance-based. In addition, the Company maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that is generally provided to all employees, including a group health insurance plan.

Long-term Incentive Stock Options

         The Stock Plan Committee rewards long-term performance with awards made pursuant to the 1996 LTIP. The Stock Plan Committee selects the form and amount of long-term awards based upon its evaluation of which vehicles are best positioned to serve as effective incentives for long-term performance. Grants of stock options under the 1996 LTIP are intended to motivate the Company's executives to focus on increasing the stock price over a period greater than one year. The Committee is mindful that the Company's historical record as a publicly traded company is limited by virtue of the relatively brief period in which it has been listed on the New York Stock Exchange; nonetheless, in the absence of a five-year historical base, the long-term incentive stock options should, for the immediate future (defined as the twelve-month period ending December 31, 1998), be tied to specific share price increases.

Tax Considerations

         Section 162(m) of the Internal Revenue Code, as amended, generally limits the Company's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in the Company's Proxy Statement to $1 million. The limit does not apply to specified types of exempt compensation, including payments that are not included in the employee's gross income, payments made to or from a tax-qualified plan and compensation that qualifies as performance-based compensation. Under the tax law, the amount of a performance-based award must be based entirely on an objective formula, without any subjective consideration of individual performance.

         The Compensation and Stock Plan Committees have carefully considered the impact of this law. At this time, the Committees believe it is in the Company's and stockholders' best interests to retain the subjective determination of individual performance and compensation levels. Consequently, some payments to the Company's named executive officers could be subject to the limitation imposed by the Code section 162(m). Options granted under the 1996 LTIP are designed to qualify as exempt performance-based compensation.

Rationale for CEO Compensation

     In 1997, Dr. Keith's compensation was determined as described above and is generally consistent with all of the Company's executive officers.

         The Compensation Committee will base its subjective decisions regarding Dr. Keith's annual base salary on Dr. Keith's role in advancing important corporate initiatives designed to enhance the Company's performance and position as a leading manufacturer and marketer of ethnic hair care products. In addition, as a part of its overall annual review of executive compensation, the Compensation Committee will review Dr. Keith's base salary based on market information for similar positions as well as changes in the salaries of chief executive officers at companies comparable to the Company.

         To recognize sustained long-term performance, in March 1997 the Stock Plan Committee granted Dr. Keith an option to acquire 50,000 shares of Class A Common Stock. These options have an exercise price per share equal to $12.00 and will become exercisable only if specified stock price performance targets are attained by the Company.

                                                         Compensation Committee


                                                              Abbey J. Butler
                                                              John L. Sabre

PERFORMANCE GRAPH


         The following graph compares (i) the cumulative total stockholder return on the Class A Common Stock with (ii) the cumulative return of the Russell 2000 Stock Index ("Russell 2000") and the Media General Industry Group 121 - Cosmetics and Grooming Index ("MG Cosmetic/Grooming"). The graph assumes that the value of an investment in the Common Stock and in each index was $100 on October 15, 1996, and that all dividends were reinvested.

         The Russell 2000 and the MG Cosmetic/Grooming are market-capitalization weighted. The MG Cosmetic/Grooming is comprised of 30 consumer product manufacturers, including the following publicly traded companies: Advantage Life Products, Inc., Alberto-Culver Company - Class B, Alfin, Inc., Aloette Cosmetic Inc., American Safety Razor Company, Applewoods, Inc., Avon Products, Inc., Beauticontrol Cosmetics, Inc., Carson, Inc., CCA Industries, Inc., Chromatics Color Sciences International Inc., Cosmetic Group USA Inc., Del Laboratories Inc., DEP Corp., DEP Corp - Class A, Dial Corporation, Electronic Hair Styling, Inc., Erox Corporation, Estee Lauder Companies, Inc., French Fragrances Inc., Gillette Company, Guest Supply, Inc., Jean Philippe Fragrances Inc., Mem Co., Inc., Nutramax Products, Inc., Parlux Fragrances Inc., Revlon, Inc., Stephan Co., Styling Technology Corp., Tristar Corporation.

Performance Graph



Measurement Period       Company   Russell 2000 Index  MG Cosmetic/Grooming
10/15/96                 100       100                 100
12/31/96                  90.98    106.85              104.84
03/31/97                  75.41    101.32               99.80
06/30/97                  70.49    117.75              126.61
09/30/97                  70.90    135.25              116.84
12/31/97                  43.85    130.72              130.65

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Proposals by stockholders of the Company intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive office, on or before December 4, 1998 to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

         According to the Company's Restated Bylaws, for a proposal for action to be properly presented by any stockholder at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at its principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting.


                            MISCELLANEOUS INFORMATION

         The cost of this solicitation of proxies will be borne by the Company. The Company will request certain banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation material to the beneficial owners of shares of the Company held of record by such persons, and the Company will reimburse reasonable forwarding expenses. Regular employees of the Company may solicit proxies personally or by mail, telephone or telegraph. In addition, the Company has retained Phoenix Communications, Inc. to assist in the distribution of the proxies and proxy statements for a fee estimated not to exceed $4,000 plus out-of-pocket expenses.

         Upon request, the Company's Annual Report on Form 10-K for 1997 to the Securities and Exchange Commission will be furnished. Such written request should be directed to the Secretary of the Company at the address stated herein.

         The form of proxy and the Proxy Statement have been approved by the Board and are being mailed and delivered to stockholders by the authority of the Board.

                                                   Roy Keith
                                                   Chairman of the Board & Chief
                                                   Executive Officer



April 8, 1998

PROXY                            CARSON, INC.                              PROXY
       64 Ross Road - Savannah Industrial Park - Savannah, Georgia 31405
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. Leroy Keith and John P. Brown, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all shares of Class A Common Stock and/or Class C Common Stock of Carson, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Horizon Suite, 106th Floor, Windows on the World, One World Trade Center, New York, New York, 10048 on Friday, May 8, 1998 at 9:30 A.M., New York time and any adjournment or adjournments thereof (the "Annual Meeting"), with all the powers the undersigned would possess if personally present, upon the matters noted below:

1. ELECTION OF DIRECTORS TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS

     __ FOR all nominees listed below                  __ WITHHOLD AUTHORITY
    (except as marked to the contrary below)      to vote for all nominees below

         Joyce M. Roche'       Abbey J. Butler       Melvyn J. Estrin

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

2. RATIFICATION OF THE APPOINTMENT BY THE BOARD OF DIRECTORS OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1998.

     __ FOR               __ AGAINST                  __ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF INDEPENDENT AUDITORS.
           (continued and to be signed and dated on the reverse side)




This proxy when properly executed will be voted in the manner directed by the undersigned stockholder and at the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AGAINST PROPOSAL NO. 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW

________________________________
Signature


________________________________
Signature if held jointly



Dated_______________________1998